Exhibit 99.1

Important Notice to Directors
Concerning Your
Pinnacle West Capital Corporation Stock

DATE:	March 11, 2013
TO:	Members of the Board of Directors
FROM:	Diane Wood
RE:	Pinnacle West Capital Corporation Savings Plan Blackout Notice

Section 306(a) of the Sarbanes-Oxley Act prohibits certain securities transactions during blackout periods applicable to corporate 401K plans such as the Pinnacle West Capital Corporation Savings Plan (the “Plan”). We want to notify you of an impending blackout period in connection with a planned change in the record keeper for our Plan. During the Plan blackout period, you will be unable to facilitate any transaction involving Pinnacle West stock that was acquired in connection with your service as a director of the Company.

This restriction applies during the Plan blackout period beginning at 4 p.m. Eastern time on March 25, 2013, and ending during the week of March 31, 2013. During this time, you can determine whether the blackout period has ended by contacting Diane Wood at 602-250-4400.

Following the end of the Plan blackout period, you may resume transactions in Pinnacle West stock subject to the requirements of the Pinnacle West Capital Corporation Insider Trading Policy.

If you have questions concerning this notice or you would like more information regarding exempt transactions, please contact me at 602-250-4400, or in writing at PO Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999.